Exhibit 99.1


                           NEWCASTLE INVESTMENT CORP.
GRAPHIC OMITTED]

                                                          FOR IMMEDIATE RELEASE

Contact:
Lilly H. Donohue
Director of Investor Relations
212-798-6118

          Newcastle Announces Fourth Quarter and Year End 2005 Results
          ------------------------------------------------------------

The following results are subject to the resolution of a technical interpretation of GAAP related to certain investments financed with repurchase agreements. The net effect of a potential change would result in net income per diluted common share in the range of $0.61 to $0.63 for the fourth quarter 2005 and $2.49 to $2.51 for the year ended December 31, 2005. See "Accounting Treatment for Certain Investments Financed with Repurchase Agreements" below for more details.

2005 Highlights
    - Total assets ended at $6.2 billion, up 26% from $4.9 billion at December 31, 2004
    - Common equity book value totaled $815.5 million, or $18.57 per common share
    -    FFO of $104.0 million, or $2.37 per diluted common share
    - Income available for common stockholders of $110.3 million, or $2.51 per diluted common share
    -    Declared total dividends of $2.50 per share of common stock
    -    $2.7 billion investment activity in the year
    - Raised common and preferred equity totaling $149.4 million of gross proceeds

Fourth Quarter 2005 Highlights

    - FFO of $0.63 per diluted common share, up 11% from fourth quarter 2004 on a per diluted common share basis
    -    Declared a dividend of $0.625 per share of common stock
    - Issued 1.6 million shares of preferred stock, raising gross proceeds of $40.0 million

New York, NY. February 15, 2006 - Newcastle Investment Corp. (NYSE: NCT) reported that for the quarter ended December 31, 2005, Funds from Operations ("FFO") were $27.7 million, or $0.63 per diluted common share, compared to $0.57 per diluted common share for the quarter ended December 31, 2004. The Company generated an FFO return on average invested equity of 14.2% for the fourth quarter 2005.

FFO for the year ended December 31, 2005 was $104.0 million, or $2.37 per diluted common share. FFO excluding the effect of the reversal of accumulated depreciation from the sale of certain real estate properties was $111.1 million, or $2.53 per diluted common share. The Company generated an FFO return on average invested common equity of 13.4% for the year ended December 31, 2005 and 14.3% excluding the reversal of accumulated depreciation.

For the three months ended December 31, 2005, income available for common stockholders was $27.5 million, or $0.63 per diluted common share, compared with $26.9 million, or $0.69 per diluted common share, in the fourth quarter 2004.

For the year ended December 31, 2005, income available for common stockholders was $110.3 million or $2.51 per diluted common share. For the quarter ended December 31, 2005, Newcastle declared a dividend of $0.625 per share of common stock. Dividends declared in 2005 totaled $2.50 per common share. Our 2005 dividends represent taxable income and do not include any return of capital.

Our GAAP common equity was $815.5 million at December 31, 2005. For the year ended December 31, 2005, the Company's assets increased approximately 26%, with total assets at the end of the year of $6.2 billion, up from $4.9 billion at December 31, 2004.

For a reconciliation and discussion of GAAP net income to FFO and GAAP book equity to invested common equity, please refer to the tables following the presentation of GAAP results.


Selected Financial Data (Unaudited)
(in thousands)
                                                                      Three Months Ended           Year Ended
                                                                      December 31, 2005        December 31, 2005
                                                                      ------------------       -----------------
Operating Data:
  Funds from operations                                                       $ 27,652              $ 104,031
  Income available for common stockholders                                      27,476                110,271

                                                                            As of                    As of
Balance Sheet Data:                                                   December 31, 2005        December 31, 2004
                                                                      -----------------        -----------------
Total assets                                                               $ 6,209,699            $ 4,932,720
Total liabilities                                                            5,291,696              4,136,005
Common stockholders' equity                                                    815,503                734,215
Preferred stock                                                                102,500                 62,500
Total equity                                                                   918,003                796,715

The following tables compare certain supplemental data relating to our investment portfolio at December 31, 2005 versus December 31, 2004:

Supplemental Data - Total Investment Portfolio:


                                                  Total Portfolio(1)                      Core Investment Portfolio(2)
                                                  ------------------                      ----------------------------
                                      December 31, 2005       December 31, 2004     December 31, 2005        December 31, 2004
                                      -----------------       -----------------     -----------------        -----------------
Total portfolio (face amount)              $ 6,111,464             $ 4,493,274            $ 5,413,142             $ 4,294,092
Percentage of total assets                         99%                     91%                    87%                     87%
Weighted average asset yield                     6.59%                   5.91%                  6.85%                   5.98%
Weighted average liability cost                  5.12%                   4.15%                  5.22%                   4.17%
Weighted average net spread                      1.47%                   1.76%                  1.63%                   1.81%


Supplemental Data - Real Estate Securities and Real Estate Related Loans:


                                                  Total Portfolio(1)                       Core Investment Portfolio(2)

                                      December 31, 2005       December 31, 2004     December 31, 2005        December 31, 2004
                                      -----------------       -----------------     -----------------        -----------------
Real estate securities and real
  estate                                  $ 5,500,494             $ 3,847,893            $ 4,802,172               $ 3,648,711
related loans (face amount)
Percentage of total assets                         89%                     78%                   77%                      74%
Weighted average credit rating                    BBB-                    BBB-                   BB+                      BB+
Percentage investment grade                        72%                     67%                   67%                      65%
Number of securities and loans                    553                     456                    534                      453
Weighted average asset credit spread               NR                      NR                    261                      298

(1)  Excludes ICH of $165.5 million in 2005 and $205.1 million in 2004.
(2) Excludes investments that are not a part of our core strategies: ICH of $165.5 million and agency RMBS of $698.3 million in 2005 and ICH of $205.1 million and agency RMBS of $199.2 million in 2004.

Supplemental Data - Residential Mortgage Loans:


                                                            December 31, 2005        December 31, 2004
                                                            -----------------        -----------------
Residential mortgage loans (unpaid principal amount)              $ 610,970            $ 645,381
Percentage of total assets                                               10%                 13%
Weighted average FICO score                                             712                  722
Number of residential mortgage loans                                  7,986                1,653

Wesley R. Edens, Chairman and Chief Executive Officer, commented, "We are pleased that we have been able to deliver strong and steady results in 2005 through a challenging environment. Short term interest rates increased 200 basis points in the year and our earnings were stable highlighting the benefits of our match funded strategy."

Mr. Edens added, "Entering 2006, we remain focused and disciplined on growing our business. On the commercial real estate side, the growth in the debt markets continue to fuel a steady supply of high quality investments. We are also starting to see significant investment opportunities in the residential markets as those markets have been experiencing credit disruptions. We believe that we are well positioned to take advantage of these opportunities."

Capital Markets Activity

In December 2005, Newcastle priced its eighth collateralized bond obligation (or CBO). We issued $442.8 million of investment grade debt to finance a newly acquired pool of real estate securities. Approximately 81%, or $357.8 million, of the issued debt is rated AAA. The CBO has an expected maturity date of December 2015 and a weighted average life of 9.53 years.

In October 2005, Newcastle issued 1.6 million shares of newly designated 8.05% Series C Cumulative Redeemable Preferred Stock for gross proceeds of $40.0 million. The net proceeds of the offering have been used to make investments in real estate securities and other real estate related assets.

In October 2005, Newcastle increased its three year revolving credit facility to $75.0 million from $50.0 million. The increased line will allow Newcastle to more efficiently deploy capital.

Subsequent to quarter end, we entered into a three year term financing on our manufactured housing loan portfolio. The aggregate amount of financing initially provided by the lender was approximately $237.1 million.

Fourth Quarter Investment Activity

During the fourth quarter, we purchased a total of $583.2 million in face amount of real estate securities and real estate related loans: $322.7 million on balance sheet; $160.5 million for our eighth CBO which closed in December; and the remaining $100.0 million of a bank loan financed through a total rate of return swap. With respect to the total rate of return swap in the quarter, we recorded a deposit of $20.0 million on our balance sheet. Currently, we expect to purchase $263.6 million of investments in the first quarter 2006 of which $132.1 million was committed to in the fourth quarter of 2005.

Our purchases during the fourth quarter had an average credit rating of BB+. The investments were comprised of: $275.1 million of commercial mortgage backed securities (CMBS); $139.8 of real estate related loans (including $100.0 million of bank loans and $38.0 million of mezzanine loans); $63.1 million of agency RMBS; $58.1 million of real estate investment trust (REIT) debt; and $47.0 million of real estate related asset backed securities (ABS). In addition, we sold $52.3 million of real estate securities with an average credit rating of BB+.

Kenneth Riis, Newcastle's President, added, "In 2005, the real estate debt markets continued to provide opportunities to invest capital. We grew our assets by 26% to $6.2 billion at year end. Approximately 88% of our purchases were real estate securities and real estate related loans. We invested approximately $290 million of total equity capital in the year, of which $110 million was related to the reinvestment of capital returned due to borrower prepayments in our residential loan and floating rate CMBS portfolio and to property sales."

Investment Portfolio

At December 31, 2005, our $6.1 billion investment portfolio (excluding the ICH loans) represented 99% of our total assets and consisted of $5.5 billion of real estate securities and real estate related loans and $611.0 million of residential mortgage loans.

Real Estate Securities and Real Estate Related Loans. Our portfolio was well diversified with 553 securities and loans. Of these investments, 66% were fixed rate investments and the remaining 34% were floating rate. The portfolio consisted of 37% CMBS, 17% REIT debt, 14% ABS, 13% agency RMBS, 10% B-Notes and mezzanine loans and 9% real estate loans and bank loans.

With respect to our core investment portfolio, the average credit quality was BB+, and 67% of these investments were rated investment grade. Our average investment size was $9.0 million, with our largest single investment being $138.8 million, at quarter end. The weighted average credit spread on this portfolio (i.e., the yield premium on our investments over the comparable U.S. Treasury rate or LIBOR) was 261 basis points as of December 31, 2005.

Residential Mortgage Loans. Our portfolio is comprised of $326.1 million of residential mortgage loans and $284.9 million of manufactured housing loans. The residential loans and manufactured housing loans were well diversified with 919 loans and 7,067 loans, respectively. The residential mortgage loans had an average maturity of 2.73 and the manufactured housing loans had an average maturity of 5.78 years at the quarter end.

Newcastle's business strategy is to invest in a diversified portfolio of moderately credit sensitive real estate securities and other real estate related assets. The credit profile of our investment portfolio continued to improve during the fourth quarter. This can be demonstrated by the ratio of upgrades to downgrades in the quarter, where 41 securities ($266.2 million face amount) experienced credit rating upgrades versus three securities ($17.2 million face amount) which experienced credit rating downgrades. For the full year 2005, Newcastle's portfolio had a total of 127 securities ($783.2 million face amount) experience credit rating upgrades versus 14 securities ($159.3 million face amount) experience credit rating downgrades.

Our core business strategy is to "lock in" and optimize the difference between the yield on our assets and the cost of our liabilities (which we refer to as the "net spread"). We finance our investments in a manner that matches the interest rates and maturities of our assets and liabilities in an effort to minimize the impact of interest rate fluctuations on our earnings and to reduce the risk of having to refinance our liabilities prior to the maturities of our assets. As a result of this strategy, our earnings are relatively unaffected by a change in rates. An immediate 100 basis point increase in short-term interest rates at December 31, 2005 would have decreased our earnings by approximately $240,000 per annum, or less than $0.01 per share.

With respect to $414.0 million face amount of real estate related loans that are financed via total rate of return swaps, we reported to other income a net unrealized mark to market gain of $2.1 million for the year ended 2005, including an unrealized mark to market loss of $1.8 million for the fourth quarter 2005.

Accounting Treatment for Certain Investments Financed with Repurchase Agreements

Our policy is to publicly release our financial results after our independent auditors have substantially completed their procedures. This process is not yet complete: our financial results are still under review by our independent auditors as we are working through a technical interpretation of GAAP relating to the treatment of transactions where assets purchased from a particular counterparty are financed via a repurchase agreement with the same counterparty. Currently, we record such assets and the related financing gross on our balance sheet, and the corresponding interest income and interest expense gross on our income statement. In addition, if the asset is a security, any change in fair value is reported through other comprehensive income (since it is considered "available for sale").

However, in a transaction where assets are acquired from and financed under a repurchase agreement with the same counterparty, the acquisition may not qualify as a sale from the seller's perspective: in such cases, the seller may be required to continue to consolidate the assets sold to us, based on their "continuing involvement" with such investments. The result is that we would be precluded from presenting the assets gross on our balance sheet and should instead be treating our net investment in such assets as a derivative.

If it is determined that these transactions should be treated as investments in derivatives, the interest rate swaps entered into by us to hedge our interest rate exposure with respect to these transactions would no longer qualify for hedge accounting, but would, as with the underlying asset transactions, also be marked to market through the income statement.

This potential change in accounting treatment does not affect the economics of the transactions but does affect how the transactions would be reported in our financial statements. Our cash flows, our liquidity and our ability to pay a dividend would be unchanged, and we do not believe our taxable income would be affected. Our net equity would not be materially affected. If we were to change our current accounting treatment for these transactions, our net income per common diluted share would be in the range of $0.61 to $0.63 for the fourth quarter 2005 and $2.49 to $2.51 for the year ended December 31, 2005 and total assets and total liabilities would each be reduced by approximately $275 to $300 million.

Conference Call

Newcastle's management will conduct a live conference call today at 4:30 P.M. Eastern Time to review the financial results for the quarter and year ended December 31, 2005. All interested parties are welcome to participate on the live call. You can access the conference call by dialing 866-323-3742 (from within the U.S.) or 706-643-0550 (from outside of the U.S.) ten minutes prior to the scheduled start of the call; please reference "Newcastle Fourth Quarter Earnings Call."

A simultaneous webcast of the conference call will be available to the public on a listen-only basis at www.newcastleinv.com. Please allow extra time prior to the call to visit the site and download the necessary software required to listen to the internet broadcast. An online replay of the webcast will be available until March 31, 2006.

A telephonic replay of the conference call will be available until 11:59 P.M. eastern time on Wednesday, March 1, 2006 by dialing 800-642-1687 (from within the U.S.) or 706-645-9291 (from outside of the U.S.); please reference access code "5088826."

About Newcastle

Newcastle Investment Corp. invests in real estate securities and other real estate related assets. Newcastle is organized and conducts its operations to qualify as a real estate investment trust (REIT) for federal income tax purposes. Newcastle is managed by Fortress Investment Group LLC. For more information regarding Newcastle Investment Corp. or to be added to our e-mail distribution list, please visit www.newcastleinv.com.

Safe Harbor

Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to our ability to expand our business. These statements are based on management's current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements; Newcastle can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from Newcastle's expectations include, but are not limited to, our ability to take advantage of opportunities in additional asset classes at attractive risk-adjusted prices; our ability to deploy capital accretively; the relationship between yields on assets which are paid off and yields on assets in which such monies can be reinvested; the relative spreads between the yield on the assets we invest in and the cost of financing; and other risks detailed from time to time in Newcastle's SEC reports. Such forward-looking statements speak only as of the date of this press release. Newcastle expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.


                            Newcastle Investment Corp
                        Consolidated Statements of Income
                    (dollars in thousands, except share data)
                                   (Unaudited)

                                                       Three Months Ended                    Year Ended
                                                          December 31,                      December 31,
                                                 --------------------------------    ----------------------------
                                                     2005              2004              2005            2004
                                                 --------------    --------------    -------------    -----------
Revenues
    Interest Income                                  $  94,481        $   65,206      $   348,516     $  225,761
    Rental and escalation income                         1,797             1,423            6,647          4,744
    Gain on sale of investments, net                     8,206             2,131           20,305         18,314
    Other income                                        (1,849)              842            2,745            850
                                                 --------------    --------------    -------------    -----------
                                                       102,635            69,602          378,213        249,669
                                                 --------------    --------------    -------------    -----------


Expenses
    Interest expense                                    63,208            42,080          226,446        136,398
    Property operating expense                             536               788            2,363          2,575
    Loan and  security servicing expense                 1,347               672            5,993          3,057
    Provision for credit losses                          2,431                 0            8,421              0
    General and administrative expense                     908             1,114            4,159          4,597
    Management fee to affiliate                          3,430             2,870           13,325         10,620
    Incentive compensation to affiliate                  2,356             1,855            7,627          7,959
    Depreciation and amortization                          188               135              641            451
                                                 --------------    --------------    -------------    -----------
                                                        74,404            49,514          268,975        165,657
                                                 --------------    --------------    -------------    -----------

    Income before equity in earnings of
      unconsolidated subsidiaries                       28,231            20,088          109,238         84,012
    Equity in earnings of unconsolidated
      subsidiaries                                       1,302             4,131            5,930         12,465
    Income taxes on related taxable
    subsidiaries                                             0              (794)            (321)        (2,508)
                                                 --------------    --------------    -------------    -----------
    Income from continuing operations                   29,533            23,425          114,847         93,969
    Income from discontinued operations                     57             4,996            2,108          4,446
                                                 --------------    --------------    -------------    -----------

Net Income                                              29,590            28,421          116,955         98,415
Preferred dividends                                     (2,114)           (1,524)          (6,684)        (6,094)
                                                 --------------    --------------    -------------    -----------
Income Available for Common Stockholders              $ 27,476          $ 26,897        $ 110,271      $  92,321
                                                 ==============    ==============    =============    ===========

Net Income Per Share of Common Stock
    Basic
                                                      $   0.63          $   0.70        $    2.53     $     2.50
                                                 ==============    ==============    =============    ===========
    Diluted                                           $   0.63          $   0.69         $   2.51     $     2.46
                                                 ==============    ==============    =============    ===========
Income from continuing operations per share of
common stock, after preferred dividends
    Basic                                             $   0.63          $   0.56     $       2.48     $     2.38
                                                 ==============    ==============    =============    ===========
    Diluted                                           $   0.63          $   0.55     $       2.46     $     2.34
                                                 ==============    ==============    =============    ===========
Income from discontinued operations per share
of common stock
    Basic                                             $   0.00          $   0.14     $       0.05     $     0.12
                                                 ==============    ==============    =============    ===========
    Diluted                                           $   0.00          $   0.14     $       0.05     $     0.12
                                                 ==============    ==============    =============    ===========
Weighted Average Number of Shares of Common
Stock Outstanding
    Basic                                           43,897,354        38,941,003       43,671,517     36,943,752
                                                 ==============    ==============    =============    ===========
    Diluted                                         44,058,634        39,662,680       43,985,642     37,557,790
                                                 ==============    ==============    =============    ===========

Dividends Declared per Share of Common Stock         $   0.625          $  0.625      $     2.500     $    2.425
                                                 ==============    ==============    =============    ===========




                            Newcastle Investment Corp
                           Consolidated Balance Sheets
                    (dollars in thousands, except share data)
                                   (Unaudited)


                                                                                      As of                    As of
                                                                               December 31, 2005         December 31, 2004
                                                                               ---------------------    --------------------

Assets
    Real estate securities, available for sale                                        $   4,554,519           $   3,369,496
    Real estate securities portfolio deposit                                                      0                  25,411
    Real estate related loans, net                                                          615,551                 591,890
    Residential mortgage loans, net                                                         600,682                 654,784
    Investments in unconsolidated subsidiaries                                               29,953                  41,230
    Operating real estate, net                                                               16,673                  57,193
    Real estate  held for sale                                                                    0                  12,376
    Cash and cash equivalents                                                                21,275                  37,911
    Restricted cash                                                                         268,910                  77,974
    Derivative assets                                                                        63,834                  27,122
    Receivables and other assets                                                             38,302                  37,333
                                                                               ---------------------    --------------------
                                                                                      $   6,209,699           $   4,932,720
                                                                               =====================    ====================

Liabilities and Stockholders' Equity
Liabilities
    CBO bonds payable                                                                 $   3,530,384           $   2,656,510
    Other bonds payable                                                                     353,330                 222,266
    Notes payable                                                                           260,441                 652,000
    Repurchase agreements                                                                 1,048,203                 490,620
    Credit facility                                                                          20,000                       0
    Derivative liabilities                                                                   18,392                  39,661
    Dividends payable                                                                        29,052                  25,928
    Due to affiliates                                                                         8,783                   8,963
    Accrued expenses and other liabilities                                                   23,111                  40,057
                                                                               ---------------------    --------------------
                                                                                          5,291,696           $   4,136,005
                                                                               ---------------------    --------------------

Stockholders' Equity
    Preferred stock, $0.01 per value, 100,000,000 shares authorized, 2,500,000 shares of 9.75% Series B Cumulative Redeemable Preferred Stock and
      1,600,000 shares of 8.05% Series C Cumulative Redeemable Preferred Stock,
      liquidation preference $25.00 per share, issued and
      outstanding                                                                           102,500                  62,500
    Common Stock, $0.01 per value, 500,000,000  shares authorized,
      43,913,409 and 39,859,481 shares issues and outstanding at December
      31, 2005 and 2004, respectively                                                           439                     399
    Additional paid-in capital                                                              782,735                 676,015
    Dividends in excess of earnings                                                        (13,235)                (13,969)
    Accumulated other comprehensive income                                                   45,564                  71,770
                                                                               ---------------------    --------------------
                                                                                            918,003                 796,715
                                                                               ---------------------    --------------------
                                                                                      $   6,209,699           $   4,932,720
                                                                               =====================    ====================

                           Newcastle Investment Corp.
                    Reconciliation of GAAP Net Income to FFO
                             (dollars in thousands)
                                   (Unaudited)

                                                                   Three Months Ended            Year Ended
                                                                   December 31, 2005          December 31, 2005
                                                                   -----------------          -----------------
     Net income available for common stockholders                       $ 27,476                  $ 110,271
     Accumulated depreciation on operating real estate sold                    -                     (6,942)
     Operating real estate depreciation                                      176                        702
                                                                        --------                  ----------
     Funds from operations ("FFO")                                      $ 27,652                  $ 104,031


We believe FFO is one appropriate measure of the operating performance of real estate companies because it provides investors with information regarding our ability to service debt and make capital expenditures. We also believe that FFO is an appropriate supplemental disclosure of operating performance for a REIT due to its widespread acceptance and use within the REIT and analyst communities. Furthermore, FFO is used to compute our incentive compensation to our manager. FFO, for our purposes, represents net income available for common stockholders (computed in accordance with GAAP), excluding extraordinary items, plus real estate depreciation, and after adjustments for unconsolidated subsidiaries, if any. We consider gains and losses on resolution of our investments to be a normal part of our recurring operations and therefore do not exclude such gains and losses when arriving at FFO. Adjustments for unconsolidated subsidiaries, if any, are calculated to reflect FFO on the same basis. FFO does not represent cash generated from operating activities in accordance with GAAP and therefore should not be considered an alternative to net income as an indicator of our operating performance or as an alternative to cash flow as a measure of liquidity and is not necessarily indicative of cash available to fund cash needs. Our calculation of FFO may be different from the calculation used by other companies and, therefore, comparability may be limited.


                           Newcastle Investment Corp.
          Reconciliation of GAAP Book Equity to Invested Common Equity
                             (dollars in thousands)
                                   (Unaudited)

                                                               December 31, 2005
                                                               -----------------
 Book equity                                                        $918,003
   Preferred stock                                                 (102,500)
   Accumulated depreciation on operating real estate                   3,536
   Accumulated other comprehensive income                           (45,564)
                                                                   ----------
 Invested common equity                                             $773,475
                                                                   ==========